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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                             Commission File No.
                                                                   0-8698

(Check One): |X| Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
             [ ] Form N-SAR

                 For Period Ended:     September 30, 2000
                                   --------------------------
                 [ ]   Transition Report on Form 10-K
                 [ ]   Transition Report on Form 20-F
                 [ ]   Transition Report on Form 11-K
                 [ ]   Transition Report on Form 10-Q
                 [ ]   Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                 -----------------------------


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Concorde Gaming Corporation
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Full Name of Registrant


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Former Name if Applicable

3290 Lien Street
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Address of Principal Executive Office (Street and Number)

Rapid City, South Dakota 57702
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City, State and Zip Code


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PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

|X|       (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X|       (b)      The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or
                   Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]       (c)      The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

During the fiscal year ending September 30, 2000, Concorde Gaming Corporation (the "Company") acquired operational control of a gaming vessel located in Miami, Florida. Such operations had previously been controlled by the Company's joint venture partner whose interest in the venture was purchased by the Company during the fiscal year ending September 30, 2000. The transition of operation control has resulted in a delay in the Company's preparation of the Company's Annual Report on Form 10-KSB.


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PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

            Jerry L. Baum                    (605)                 341-7738
     ----------------------------       ---------------       ------------------
               (Name)                     (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of
     1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If answer is no,
     identify report(s).                                                               |X| Yes  [ ] No

---------------------------------------------------------------------------------------------------------------

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
     report or portion thereof?                                                        [ ] Yes  |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


================================================================================

                           Concorde Gaming Corporation
         -------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   December 29, 2000                 By   /s/ Jerry L. Baum
     ----------------------                 ------------------------------------
                                            Jerry L. Baum, President and Chief
                                            Executive Officer